FORM 10f-3

THE BLACKROCK FUNDS
Record of Securities Purchased
Under the Trust?s Rule 10f-3 Procedures

1.	Name of Purchasing Portfolio: BlackRock Bond Allocation
Target Shares: Series C Portfolio (BATSC), Nationwide Bond
Index Fund (NW-BI), NVIT Bond Index Fund (NW-GBI)
2.	Issuer: XTO Energy Inc.  (Cusip: 98385XAT3)
3.	Date of Purchase: 08/04/2008
4.	Underwriter from whom purchased:  Lehman Brothers Inc.
5.	Name of Affiliated Underwriter (as defined in the Trust's
procedures) managing or participating in syndicate: Piper Jaffray & Co.

a. List Members of Underwriting Syndicate:
Lehman Brothers Inc., Banc of America Securities LLC, Jefferies & Company, Inc., Wachovia Capital Markets, LLC, BNP Paribas Securities Corp., SunTrust Robinson Humphrey, Inc., Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, Greenwich Capital Markets,
 Inc., Barclays Capital Inc., Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., UBS Securities LLC, BBVA Securities, Inc., BMO Capital Markets Corp., BNY Mellon Capital Markets, LLC, Comerica Securities, Inc., DnB
NOR Markets, Inc., Fortis Securities LLC, Lazard Capital Markets LLC, Natixis Bleichroeder Inc., Piper Jaffray & Co., Tudor, Pickering, Holt & Co. Securities, Inc., Wells Fargo Securities, LLC

6. 	Aggregate principal amount purchased (out of total offering)
(if an equity offering, list aggregate number of shares purchased
(out of total number of shares offered)):  (BATSC) $1,750,000 out of $1,000,000,000; (NW-BI) $140,000 out of $1,000,000,000; (NW-GBI)
$210,000 out of $1,000,000,000.
7.	Aggregate principal amount purchased by funds advised by
BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total
offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered) $20,000,000 out of $1,000,000,000.
8.	Purchase price (net of fees and expenses):  $99.713
9.	Date offering commenced (if different from Date of Purchase):
10.	Offering price at end of first day on which any sales were made: $99.713

11.	Have the following conditions been satisfied:  YES  or  NO

a.	The securities are part of an issue registered under
      the Securities Act of 1933, as amended, which
      is being offered to the public, or are Eligible Municipal
		Securities, or are securities sold in an	 Eligible Foreign
      Offering or are securities sold in an Eligible Rule 144A
		Offering or part of an issue of government
      securities.                                              YES
	b.	The securities were purchased prior to the
		end of the first day on which any sales
		were made, at a price that was not more
		than the price paid by each other
		purchaser of securities in that offering
		or in any concurrent offering of the
		securities (except, in the case of an
		Eligible Foreign Offering, for any rights
		to purchase required by laws to be granted
		to existing security holders of the
		Issuer) or, if a rights offering, the
		securities were purchased on or before the
		fourth day preceding the day on which the
		rights offering terminated.				YES

	c.	The underwriting was a firm commitment
		underwriting.						YES

	d.	The commission, spread or profit was
		reasonable and fair in relation to that
		being received by others for underwriting
		similar securities during the same period.		YES

	e.	In respect of any securities other than
		Eligible Municipal Securities, the issuer
		of such securities has been in continuous
		operation for not less than three years
		(including the operations of predecessors).		YES

f. Has the affiliated underwriter confirmed
      that it will not receive any direct or indirect
      benefit as a result of BlackRock's participation
      in the offering?					YES


Approved by:  __Nathaniel Toothaker 	Date:   __09/04/08___